Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of December 19, 2007 (the “Effective Date”), by and between PENN TREATY NETWORK AMERICA INSURANCE COMPANY, a Pennsylvania corporation, for itself and for the benefit of its affiliates and parent corporation (collectively, the “Company”), and William W. Hunt, Jr., residing at 1110 Alexander Lane, West Chester, PA 19382 (“Executive”), and replaces and supersedes the Employment Agreement between the parties dated June 1, 2001.

WHEREAS, the Company has employed Executive in an officer position with the Company since May 2001; and

WHEREAS, the Company currently employs Executive as its President and Chief Executive Officer, and

WHEREAS, Executive desires to continue such employment with the Company, and

WHEREAS, the Company and Executive desire to set forth the terms on which Executive shall be employed by the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.

EMPLOYMENT. The Company agrees to employ Executive as President and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement.

a.

Scope and Duties. Executive shall perform such executive duties and responsibilities and exercise such authority as are normally associated with and appropriate for the position of a President and Chief Executive Officer, and as otherwise agreed by the parties hereto. Executive shall be a member of the Company’s senior management team and shall report directly to the Board of Directors of the Company’s parent, Penn Treaty American Corporation (“PTAC”) (the “PTAC Board”). The duties of Executive shall be performed primarily in Pennsylvania and as otherwise agreed by the parties hereto. Executive’s principal place of business shall be at the offices of the Company in Allentown, Pennsylvania or at such other location(s) as the parties may agree from time to time.

Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the PTAC Board.

2.

TERM OF EMPLOYMENT. Executive’s employment under this Agreement shall be for an unspecified term on an “at will” basis and may be terminated by either party as set forth in Section 5. By executing this Agreement, Executive confirms that no promises or agreements that are contrary to the at-will relationship have been committed to him during any of Executive’s discussions with the Company. This “at-will” relationship may not be altered except as specifically agreed to in writing by Executive and the PTAC Board.

3.

BEST EFFORTS OF EXECUTIVE. Executive shall use his best efforts to perform, to the best of his ability, faithfully and efficiently the responsibilities that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction and sole discretion of the Company. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Company may require from time to time.

Executive shall devote all of his business time to his obligations to the Company pursuant to this Agreement, and shall not, without the prior written approval of the PTAC Board, render services of a business nature to any other person or entity, if such activities would materially interfere with the performance of Executive’s duties under this Agreement.

4.	COMPENSATION AND RELATED MATTERS

a.	Base Salary. As compensation for the services provided by Executive under this

Agreement, the Company will pay Executive an annual base salary of $353,000 (three hundred and fifty-three thousand dollars) which shall be payable at the usual times for the payment of the Company’s other salaried employees, subject to adjustment as provided herein. Upon termination of this Agreement, payments under this paragraph shall cease as set forth in paragraph 5 below. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment. The base salary may be adjusted at the end of each year of employment at the discretion of the PTAC Board.

b.

Bonus. In addition to the base salary payments described in the preceding paragraph, Executive shall be eligible to earn an annual performance bonus in such amount as shall be determined by the PTAC Board which shall be granted in accordance with the Company’s established criteria of awarding bonuses.

c.

Stock Options. Executive shall be eligible to receive stock option grants in accordance with the Company’s established criteria for granting stock options as shall be determined in the sole discretion of the PTAC Board.

d.

Automobile. The Company shall lease or purchase, for Executive’s use, a mutually agreeable vehicle and the Company shall assume responsibility for all lease or purchase payments, regularly scheduled maintenance, automobile insurance premiums and necessary repairs for such vehicle. Title to any such vehicle shall be held in Company’s name. Upon termination of Executive’s employment by either party or for any reason, Executive shall immediately return such vehicle to the Company in good condition, ordinary wear and tear excepted.

e.

Expenses. During the term of employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by him in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Executive will maintain records and written receipts as required by Company policy and as reasonably requested by the PTAC Board to substantiate such expenses. Additionally, Executive shall receive a Company credit card to be used in accordance with Company policies for reasonable and necessary expenses such as travel, entertainment and other related company business expenses.

f.

Other Benefits. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively, “Benefit Plans”) as are from time to time generally available to other senior executives of the Company, subject to the provisions of such Benefit Plans as they may change from time to time. The portion of such benefits paid by Executive shall be consistent with the portion of such benefits paid by similarly situated employees of the Company. Executive shall, at his option, be eligible to participate in any incentive compensation, stock option, stock purchase or similar plans or programs as the Company may maintain for compensating similarly situated employees at such level of participation as the PTAC Board may determine in its reasonable discretion based upon Executive’s responsibilities and performance. Executive shall also be entitled to holidays, sick leave and vacation in accordance with the Company’s policies or practices as they may change from time to time.

5.	TERMINATION. Executive’s employment under this Agreement may be terminated under the following circumstances:

a.	Death. Executive’s employment shall terminate automatically upon the Executive’s death.

b.

Disability. If the Company determines in good faith that the disability of the Executive has occurred during Executive’s employment hereunder (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice in accordance with Section 7(a) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the date of such notice (the “Disability Effective Date”), provided that, within such 30 days, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) consecutive business days as a result of illness, accident or incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

c.

By Company For Cause. In the event that Executive is in breach of any material obligation owed to the Company under this Agreement or engages in any conduct described below), this shall constitute “Cause” as set forth in this Agreement. Subject to the terms and conditions set forth in this subsection (c), the Company may terminate Executive’s employment for Cause without notice for any of the following reasons:

i.	gross negligence by Executive of his duties hereunder;
ii.

the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered to him by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties,

iii.	Executive’s conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting any felony, or any lesser crime or offense involving the property of Company;
iv.

the willful engaging by the Executive in gross misconduct relating to the Executive’s employment that is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity) or which subjects, or if generally known would subject, the Corporation to public ridicule.

With respect to material breach and subsections (c)(i) and (c)(ii) above, Executive’s employment shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, (y) the opportunity to cure (if curable) within five (5) business days of such written notice of the event(s) giving rise to such notice and (z) an opportunity for the Executive, together with his counsel, to be heard by the PTAC Board.

d.

By Executive For Good Reason. Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without the express written consent of the Executive, after the Effective Date:

i.

the assignment to Executive of any duties inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

ii.

the Company’s requiring Executive to relocate to any office or location other than that described in Section 1(a) (excluding travel reasonably required in the performance of Employee’s responsibilities)

e.	By Company Without Cause. Executive’s employment may be terminated by the Company at its discretion at any time.

f.

By Executive Without Good Reason. Executive may terminate this Agreement at Executive’s discretion at any time. In the event of termination by Executive pursuant to this subsection, the Company may immediately relieve Executive of all duties and immediately terminate this Agreement.

6.	COMPENSATION UPON TERMINATION. In the event of termination, the following terms and conditions regarding compensation shall apply:

a.

Death. In the event of termination due to Executive’s death, the Company shall be obligated to pay Executive only the specified salary, bonuses, fringe benefits, expenses and vacation accrued through the date of termination and any rights Executive may have under any Company stock option plan shall be determined under the terms thereof.

b.

Disability. In the event of termination due to Executive’s disability, the Company shall be obligated to pay Executive only the specified salary, bonuses, fringe benefits, expenses and vacation accrued through the date of termination and any rights Executive may have under any Company stock option plan shall be determined under the terms thereof.

c.

By Company For Cause. In the event of termination by Company for Cause, Executive shall only be entitled to be paid for days worked that occurred prior to the date of termination and for which Executive has not yet been paid. The compensation provided for under this Section 6(c) shall be Executive’s exclusive remedy and Executive shall not be paid any bonus payments or other compensation, prorated or otherwise.

d.

By Executive For Good Reason. In the event of termination by Executive for Good Reason, Executive shall be entitled to receive compensation for twelve (12) months beyond the termination date of such termination (the “Severance Period”), unless the Company terminates Executive’s employment for Cause. The Company shall pay such amounts to Executive in a lump sum in cash within thirty (30) days after the date of termination. In the event of termination by Executive for Good Reason, Executive shall not be entitled to receive any bonus payments or other compensation, prorated or otherwise; however, Executive shall be entitled to continue to receive all stock options previously granted to Executive that vest during the Severance Period.

e.

By Company Without Cause. In the event of termination by the Company without cause, Executive shall be entitled to receive compensation for twelve (12) months beyond the termination date of such termination (the “Severance Period”), unless the Company terminates Executive’s employment for Cause. The Company shall pay such amounts to Executive in a lump sum in cash within thirty (30) days after the date of termination. In the event of such a discretionary termination by the Company, Executive shall not be entitled to receive any bonus payments or other compensation, prorated or otherwise; however, Executive shall be entitled to continue to receive all stock options previously granted to Executive that vest during the Severance Period. The Company shall also pay for the reasonable and customary charges for the services of an outplacement career organization for Executive’s benefit for a period of six months following the date of termination.

f.

By Executive Without Good Reason. In the event of termination by Executive Without Good Reason, the Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive’s original termination notice. The compensation provided for under this Section 6(f) shall be Executive’s exclusive remedy and Executive shall not be paid any bonus payments or other compensation, prorated or otherwise.

g.	The provisions of this Section 6 shall exclusively govern the Executive’s rights upon termination of employment with the Company and its parent and affiliates.

h.

Discharge of the Company’s Obligations. The amounts payable to the Executive pursuant to this Section 6 following termination of his employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company, its parent, or any of its Affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive’s receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive’s employment with the Company and its Affiliates.

i.

As a condition precedent to receipt of the payments provided for in Section 6, Executive shall be required to execute a general release in favor of the Company, excluding only the payments remaining to be made pursuant to such Section 6.

7.	TERMINATION PROCEDURE.

a.

Notice of Termination. Any termination requiring notice thereof shall be communicated by Notice of Termination to the other party given in accordance with Section 20(e) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

b.

Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

8.

RETURN OF MATERIALS UPON TERMINATION. Upon termination of Executive’s employment by either party or for any reason, Executive shall immediately return to the Company all lists, books, records, financial data, and any other materials or data of any kind furnished to you by the Company, or owned by the Company, and shall not keep any copies without the Company’s express consent. Executive further agrees that he shall not at any time utilize or divulge any of the Company’s trade secrets, proprietary or confidential information to any third party without the Company’s prior written consent.

9.

OTHER OBLIGATIONS UPON TERMINATION. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the date of such termination of employment, from the Board of Directors and any committees of the Company, or boards of directors or committees of its affiliates or parent on which he serves.

10.

INDEMNIFICATION. The Company shall indemnify Executive and provide for the advance of expenses in connection therewith, subject to and in accordance with Article XII of the Company’s By-Laws. The Company shall maintain customary director and officer liability insurance covering Executive for acts and omissions during the time of Executive’s employment with the Company to the same extent it does so for similarly situated executives.

a.

Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

b.	Defense of Claim. With respect to any proceeding as to which the Executive notifies the Company of the commencement thereof:
i.	The Company will be entitled to participate therein at its own expense;
ii.

Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel (at his own expense) in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive.

iii.

The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim affected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

11.

DISPUTE RESOLUTION. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Lehigh County, Pennsylvania, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

12.

WITHHOLDING. Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to you, your beneficiary or your legal representative under this letter agreement, any federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to remit such amounts to the proper authorities. The Company is also hereby authorized to withhold or deduct appropriate amounts with respect to any benefit plans or programs or other elections made by you.

13.

I-9. All of Company’s obligations under this Agreement are expressly conditioned upon Executive’s completion to Company’s reasonable satisfaction of an I-9 Form (Employee Eligibility Verification Form) and upon Executive’s submission to Company of original documents reasonably satisfactory to Company to demonstrate Executive’s employment eligibility.

14.	RIGHT TO INSURE. The Company shall have the right to secure in its own name, or otherwise, and at its own expense, life, health, accident or other insurance covering Executive and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

15.

CHANGE IN CONTROL AGREEMENT. Executive is currently party to a Change of Control Employment Agreement with PTAC, dated as of June 18, 2001 (the “2001 Change of Control Employment Agreement”). This Agreement shall have no effect or impact upon the 2001 Change of Control Employment Agreement.

16.

FURTHER ASSURANCES. Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

17.	CONSENTS. Any consent, approval or authorization required on the part of the Company hereunder shall mean the written consent, approval or authorization of the PTAC Board.

18.

ACKNOWLEDGEMENT. By executing this Agreement, Executive acknowledges that he understands and voluntarily accepts the terms and conditions set forth herein. Executive acknowledges and agrees that he has had the opportunity to review this Agreement with an attorney, that he fully understands this Agreement, and that he signed it knowingly and voluntarily. Executive also acknowledges that he has not received any promise or inducement to execute this Agreement except as expressly set forth herein.

19.

REPRESENTATIONS & WARRANTIES BY EXECUTIVE. In order to induce the Company to enter into this Agreement, the Executive makes the following representations and warranties to the Company and acknowledges that the Company is relying upon said representations and warranties:

a.

Executive warrants and represents to the Company that during his period of employment, he is committed to carrying out his responsibilities in a diligent and professional manner and in accordance with the Company’s Code of Conduct;

b.

No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, which in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

20.	GENERAL PROVISIONS

a.

Entire Agreement. Any prior employment agreement between the parties is hereby terminated and canceled. With the exception of the 2001 Change of Control Employment Agreement, this Agreement is the entire understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior representations, agreements and understandings, oral or written, express or implied, made between them, all of which are hereby merged into this Agreement.

b.

Governing Law & Venue. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the choice of law or conflict of law principles thereof. The parties agree that any dispute arising from, or related to, this Agreement shall be brought and resolved only in federal or state court with jurisdiction over Lehigh County, Allentown, Pennsylvania and the Parties agree to submit to such jurisdiction.

c.

Assignment. This Agreement is personal to Executive and Executive shall not have the right to assign Executive’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement, nor shall Executive have the right to pledge, hypothecate, transfer, assign or otherwise encumber Executive’s right to receive any form of compensation hereunder without the express prior written consent of the Company Any action in violation of the foregoing shall be null and void

d.

Waiver. A waiver of any breach or provision of, or right under, this Agreement will be valid only if in writing and executed by the Party against whom the waiver is sought to be enforced. Any such waiver shall not be construed to be a waiver of any subsequent breach or any other provision or right. The failure of a Party to enforce any right under, or provision of this Agreement will not impair nor be construed as a waiver by the Party of such right or provision, or any other right or provision hereunder.

e.

Notice. Any notice or other communication between the Parties provided or required in this Agreement will be given in writing and signed by the Party, and will be considered duly given (i) when delivered personally or by confirmed facsimile transmission to the address or facsimile number listed below, in which case notice shall be effective on the day of dispatch if delivered or transmitted within regular business hours, (ii) if sent via certified or registered mail, postage prepaid, return receipt requested, to the address listed below, in which case notice shall be effective on the third day after posting, or (iii) if sent via an established national overnight delivery service capable of being tracked (such as Federal Express), charges prepaid, to the address listed below, in which case notice shall be effective on the next day after posting:

If to Company:	Penn Treaty American Corporation
ATTN: Chairman of the Board of Directors

3440 Lehigh Street

Allentown, PA 18103

Telephone: 610-965-2222

Fax: 610-967-1098

With copy to:	Penn Treaty American Corporation
ATTN: Corporate Counsel
3440 Lehigh Street

Allentown, PA 18103

Telephone: 610-965-2222

Fax: 610-967-1098

If to Executive :	William W. Hunt, Jr.
1110 Alexander Lane

West Chester, PA 19382

Telephone: 610-793-0489

f.	Modification. This Agreement may not be modified or amended except by an instrument in writing, executed by the PTAC Board and the Executive.

g.	Successors; Binding Agreement.

i.	This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

ii.

This Agreement is personal to the Executive and, except as permitted under Section 20(c), shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

h.

Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, in any respect under applicable law, that provision will be enforced to the maximum extent permissible or, if applicable, the Parties shall negotiate in good faith to substitute a valid, legal, and enforceable provision that reflects the intent of such invalid, illegal or unenforceable provision, and the other provisions of this Agreement will remain in full force and effect.

i.

Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof.

j.

Survival. Any respective obligations of Executive or the Company which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement will survive such termination, cancellation, or expiration.

k.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

l.

Facsimile Signatures. This Agreement may be transmitted by facsimile, and it is the intent of the parties for the facsimile transmitted signature of any autograph reproduced by a receiving facsimile machine or computer to be an original signature, and for the facsimile signature and any complete photocopy of this Agreement to be deemed an original counterpart. .

IN WITNESS WHEREOF, the parties, intending to be legally bound, hereto have executed this Agreement as of the date first above written.

By: PENN TREATY AMERICAN CORPORATION	By: William W. Hunt, Jr.
for PENN TREATY NETWORK AMERICA
INSURANCE COMPANY

/s/ Eugene Woznicki	/s/ William W. Hunt, Jr.
Eugene Woznicki,	Executive
Chairman of the Board of Directors
Penn Treaty American Corporation